Exhibit 99.1

Pacific Capital Bancorp Announces Deferral of Interest Payments on Trust Preferred Securities and Suspension of Cash Dividend Payments on Common and Preferred Stock

SANTA BARBARA, Calif.--(BUSINESS WIRE)--June 22, 2009--Pacific Capital Bancorp (Nasdaq:PCBC) today announced that it has deferred regularly scheduled interest payments on its outstanding $69.4 million of junior subordinated notes relating to its trust preferred securities. The terms of the junior subordinated notes and the trust documents allow the Company to defer payments of interest for up to 20 consecutive quarterly periods without default or penalty. During the deferral period, the respective trusts will likewise suspend the declaration and payment of dividends on the trust preferred securities. Also during the deferral period, the Company may not, among other things and with limited exceptions, pay cash dividends on or repurchase its common stock or preferred stock nor make any payment on outstanding debt obligations that rank equally with or junior to the junior subordinated notes. Accordingly, the Company has also suspended the payment of cash dividends on its outstanding common stock and preferred stock.

The Company believes that the deferral of interest payments on the junior subordinated notes and the suspension of cash dividend payments on its common and preferred stock will preserve approximately $8.0 million per quarter (compared with the continuing level of interest and dividend payments in the first quarter of 2009) and bolster its capital ratios. As previously announced, Pacific Capital Bank, N.A. (the “Bank”) must maintain a minimum Tier 1 leverage ratio of 8.5% as of June 30, 2009 and 9.0% as of September 30, 2009, and a minimum total risk-based capital ratio of 11.0% as of June 30, 2009 and 12.0% as of September 30, 2009.

“Maintaining strong capital ratios is essential for ensuring the health of the Bank during these difficult economic times and is in the best long-term interest of all of our shareholders,” said George Leis, President & Chief Executive Officer of Pacific Capital Bancorp. “We believe the actions we have announced today are the most prudent course of action and will improve our flexibility to consider other actions that may need to be taken in order to achieve our targeted capital ratios. We would expect to resume paying dividends when such payments would be consistent with our overall financial performance and capital requirements.”

Pacific Capital Bancorp is the parent company of Pacific Capital Bank, N.A., a nationally chartered bank that operates 46 branches under the local brand names of Santa Barbara Bank & Trust, First National Bank of Central California, South Valley National Bank, San Benito Bank and First Bank of San Luis Obispo.

Forward Looking Statements

Certain matters contained in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s financial condition, results of operations, plans, objectives, future performance and business. Such forward-looking statements are typically preceded by, followed by or include words or phrases such as “believes,” “expects,” “anticipates,” “plans,” “trend,” “objective,” “continue,” “remain” or similar expressions or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions. These forward-looking statements involve certain risks and uncertainties, many of which are beyond the Company’s control. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) increased competitive pressure among financial services companies; (2) changes in the interest rate environment reducing interest margins or increasing interest rate risk; (3) deterioration in general economic conditions, internationally, nationally or in California; (4) the occurrence of terrorist acts; (5) reduced demand for or earnings derived from the Company’s income tax refund loan and refund transfer programs; (6) legislative or regulatory changes or litigation adversely affecting the businesses in which the Company engages; (7) unfavorable conditions in the capital markets; (8) challenges in opening additional branches or integrating acquisitions; and (9) other risks detailed in reports filed by the Company with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. For more information about factors that could cause actual results to differ from the Company’s expectations, refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, including the discussion under “Risk Factors,” as filed with the Securities and Exchange Commission and available on the SEC’s website at www.sec.gov.

CONTACT:
Pacific Capital Bancorp
Deborah Whiteley
Executive Vice President, Investor Relations
805-884-6680
Debbie.whiteley@pcbancorp.com